Exhibit 10.1

STEEL EXCEL, INC.

FIRST AMENDMENT
TO
2006 DIRECTOR PLAN

First Amendment, dated as of November 17, 2011, to that certain 2006 Director Plan of Steel Excel Inc., formerly known as Adaptec, Inc.

WHEREAS, Steel Excel Inc. (the “Corporation”) maintains the 2006 Director Plan, as adopted July 6, 2006 (the “2006 Plan”), for grants of equity awards to the Corporation’s outside directors;

WHEREAS, the Plan provides that the exercise price for options and stock appreciation rights may be no less than the “Fair Market Value” on the date of determination; and

WHEREAS, the Compensation Committee and the Board of Directors of the Corporation have determined that it is appropriate to amend the definition of “Fair Market Value.”

NOW THEREFORE, the 2006 Plan is hereby amended as follows:

The definition of “Fair Market Value” in Section 22 of the 2006 Plan is hereby deleted in its entirety and the following is substituted in its place:

“Fair Market Value” means, as of any date, the value of a share of the Company’s Common Stock determined as follows:  If the Company’s Shares are traded on an established securities market (within the meaning of Treasury Regulations Section 1.897-1(m)), then the Fair Market Value of a Share shall be the per Share closing price of a Share as reported on such established securities market (or if there was no reported closing price on such date, on the last preceding date on which the closing price was reported).  If the Company’s Shares are not listed on an established securities market (within the meaning of Treasury Regulations Section 1.897-1(m)), then the Fair Market Value of a Share shall be determined by the Committee in its sole discretion using a reasonable application of a reasonable valuation method, consistently applied.  Notwithstanding the foregoing, the Fair Market Value of a Share shall, in all events, be determined in accordance with Section 409A of the Code.